UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2023

RESPIRERX PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16467	33-0303583
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S Employer Identification No.)

126 Valley Road, Suite C Glen Rock, New Jersey	07452
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 444-4947

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

Indemnification Agreement

As discussed in more detail below, on March 22, 2023, the Board of Directors (the “Board”) of RespireRx Pharmaceuticals Inc. (the “Company”) appointed a new director, Joseph Siegelbaum to the Board who is considered to be an independent director. In connection with the appointment and in conformity with its corporate policy of indemnifying all directors and officers, the Board also agreed to enter into an indemnification agreement with Mr. Siegelbaum substantially in the form applicable to all other directors and officers of the Company, namely, each existing director of the Company, Arnold S. Lippa and Jeff E. Margolis, both of whom are also officers of the Company, and with the new director namely, Joseph Siegelbaum as an independent director (each director and/or officer, an “Indemnitee”). The Company will indemnify each Indemnitee when such Indemnitee is a party or threatened to become a party, by virtue of being a director or officer of the Company, from the costs and expenses, fines and certain other amounts in connection with certain proceedings, including proceedings in the right of the Company, so long as such Indemnitee acted in good faith and reasonably believed that such actions were not opposed to the best interests of the Company, as determined (i) by members of the Board of the Company not parties to such proceedings, (ii) by independent counsel if a quorum of disinterested directors is not available or so directs, or (iii) by a majority vote of stockholders of the Company, exclusive of any Indemnitee claiming indemnification who is also a stockholder of the Company, who shall not vote. The indemnifications provided by the form of Indemnification Agreement or any other indemnification pursuant to the Certificate of Incorporation or By-Laws are not exclusive of any other remedies that an Indemnitee may have.

Awards to Officers and Directors as Compensation

Also in connection with the appointment of the new director, as described below, on March 22, 2023, the Board agreed that Mr. Siegelbaum was entitled to quarterly compensation for his service as a director at the rate of $20,000 per quarter, earning the full quarter fee for participation in meetings of the Board in the month of March 2023, if any. In addition, Mr. Siegelbaum is eligible for bonuses and may also be eligible for additional fees at the discretion of a majority of the disinterested members of the Board, including but not limited to attendance at Board meetings other than the normal quarterly meetings and committee membership or meeting attendance. The Board may make awards to Mr. Siegelbaum under the Company’s 2014 Equity, Equity-Linked and Equity Derivative Incentive Plan as well as the Company’s 2015 Stock and Stock Option Plan, as amended.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 22, 2023, the Company’s Board of Directors (“Board”) took action by unanimous written consent without a meeting. The action taken by the Board was the appointment of Mr. Joseph Siegelbaum to the Board as an independent director. The Company has not yet determined on which committees of the Board Mr. Siegelbaum will serve.

Mr. Siegelbaum was a partner at the law firm of Goodwin Procter LLP in New York, NY from 2000 until his retirement at the end of 2021. Before that he was the co-founder and Managing Partner at the law firm of Friedman Siegelbaum in Roseland, NJ from 1977 to 2000. He served as a member of the Board of Directors and President of the New York March of Dimes from 2004 through 2022. Mr. Siegelbaum also served as a member of the Board of Directors of Oxfam America from 2018 through 2021. He is a graduate of Franklin & Marshall College and Rutgers Law School, where he was Articles Editor of the Rutgers Law Review.

The information provided in Item 1.01 under the headings “Indemnification Agreements” and “Awards to Officers and Director as Compensation” is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

The press release announcing the Company’s newly elected director is attached as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

A list of exhibits that are furnished and filed as part of this report is set forth in the Exhibit Index, which follows, and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Exhibit Description
99.1*	Press Release dated March 28,2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

* Furnished herewith.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 28, 2023	RESPIRERX PHARMACEUTICALS INC.
(Registrant)

	By:	/s/ Jeff E. Margolis
Jeff E. Margolis
SVP, CFO, Secretary and Treasurer